EXHIBIT 8.1

John E. Leach

Gregory J. Walch

Nicholas J. Santoro

Michael E. Kearney

J. Douglas Driggs, Jr.

Richard F. Holley

David G. Johnson

Ronald J. Thompson

James E. Whitmire, III

Steven A. Gibson

Daniel L. Schwartz

Victoria L. Nelson

Michael E. Rowe

Javier A. Arguello

Lee E. Davis

Dean S. Bennett

Sean L. Anderson

James D. Boyle

Santoro, Driggs, Walch, Kearney, Johnson & Thompson Attorneys 400 South Fourth Street, Third Floor Las Vegas, Nevada 89101 tel (702) 791-0308 fax (702) 791-1912

Brett D. Ekins*

Kirby C. Gruchow, Jr.

Angela K. Rock

Andrew J. Glendon

Oliver J. Pancheri

Brian W. Boschee

Michelle D. Briggs

Bryce K. Earl

Ogonna M. Atamoh

Jennifer K. Craft

Byron E. Thomas

Jennifer L. Harding

Ben West

Michael F. Lynch

Ryan T. Schultz

Of Counsel:

Anthony A. Zmaila

Charles L. Titus

*California Only

October 27, 2004

USA Capital First Trust Deed Fund, LLC

c/o USA Capital Realty Advisors, LLC

4484 South Pecos Road

Las Vegas, Nevada 89121

RE:	USA CAPITAL FIRST TRUST DEED FUND, LLC
REGISTRATION STATEMENT ON FORM S-11 OF 27,000 MEMBERSHIP
UNITS WITH AN AGGREGATE OFFERING AMOUNT OF $135,000,000

Ladies and Gentlemen:

As special tax counsel to USA Capital First Trust Deed Fund, LLC, a Nevada limited-liability company (the “Company”), we are rendering this opinion in connection with the registration by the Company of an aggregate of 27,000 membership units of the Company, representing a maximum of 8,000 Class A membership units, 7,000 Class B membership units, and 12,000 Class C membership units (collectively, the “Units”), and the proposed issuance of the Units under the above-referenced registration statement.

In this regard, we have reviewed and examined the following documents, originals or copies thereof, certified or otherwise identified to our satisfaction: (i) Registration Statement on Form S-11, as amended (the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “Commission”); (ii) the Company’s Articles of Organization, including all amendments thereto, currently on file in the office of the Secretary of State for the State of Nevada (the “Articles”); (iii) the Company’s operating agreement, including all amendments thereto, dated as of July 18, 2002 (the “Operating Agreement”); (iv) the Company’s audited financial statements and the accompanying report dated March 25, 2004, by Beadle, McBride, Evans & Reeves LLP, the Company’s Certified Public Accountants; and (v) records of

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USA Capital First Trust Deed Fund, LLC

October 27, 2004

the Company, certificates and statements of officers of the Company, and such other documents as we have considered necessary in order to render this opinion.

We assume that: (i) the Registration Statement will be duly and property filed with the Commission in the exact form reviewed by us; (ii) the Company is operating and will continue to operate in accordance with the terms and conditions set for in the Articles, the Operating Agreement, the Registration Statement, and any previously filed registration statement; and (iii) any creditor who makes any nonrecourse loan to the Company will not have or acquire at any time, as a result of making such loan, any direct or indirect interest in the profits, capital, or property of the Company other than as a creditor thereof.

We have also assumed: (i) the genuineness of all signatures on all documents that have been reviewed or examined by us; (ii) the legal capacity of natural persons who executed or who will execute such documents; (iii) the authenticity of all documents submitted to us as originals; (iv) the conformity to the authentic original documents of all documents submitted to us as certified or photostatic copies and the authenticity of all originals of such copies; and (v) that all records and other information provided to us by the Company, and on which we have relied, are complete in all respects.

With respect to all questions of fact on which this opinion is based, we have assumed the accuracy and completeness of, and have relied on the information set forth in, the Registration Statement, the documents incorporated therein by reference, and on representations made to us both by the officers of the Company and by Beadle, McBride, Evans & Reeves LLP. Any amendments to the documents or changes in any fact could affect the opinions expressed herein. We have not independently verified such information.

This opinion is based upon the Internal Revenue Code of 1986, as amended, the Treasury Regulations issued thereunder, published administrative interpretations thereof, and judicial decisions with respect thereto, all as of the date hereof (collectively, the “Tax Laws”). No assurance can be given that the Tax Laws will not change, and we give no assurance that such changes will not affect the opinion expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the Internal Revenue Service, or that a court considering the issues would not hold contrary to such opinion.

In preparing the discussions with respect to the Tax Laws matters in the section of the Registration Statement captioned “Federal Income Tax Consequences” (the “Section”), we have made certain assumptions and expressed certain conditions and qualifications therein, all of which assumptions, conditions, and qualifications are incorporated herein by reference. In terms of the assumptions made in the Section, we have assumed that the Company’s manager will not cause the Company to make an election to be classified as an association taxable as a corporation and will operate the Company in strict accordance with the Operating Agreement. In addition, in terms of the conditions and qualifications made in the Section, we have stated that the summary does not address any state or local tax consequences an investor in the Company may incur in

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USA Capital First Trust Deed Fund, LLC

October 27, 2004

connection with an investment in the Company and that the summary focuses on individuals who are citizens or residents of the United States and has limited application to corporations, estates, trusts, non-resident aliens, and other investors that are subject to specialized tax treatment.

Based upon and subject to the foregoing, we are of the opinion that the discussion with respect to the Tax Laws matters in the section of the Registration Statement captioned “Federal Income Tax Consequences” is accurate in all material respects and fairly summarizes the Tax Laws issues addressed therein, and hereby confirm that the opinion of counsel referred to in said section represents our opinion on the subject matter thereof.

We render no opinion with respect to the federal income tax treatment of any specific item of income, gain, loss, deduction, or credit of the Company.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SANTORO, DRIGGS, WALCH,

KEARNEY, JOHNSON & THOMPSON

/s/    MICHAEL E. KEARNEY

Michael E. Kearney, Esq.

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